Exhibit 99.1

Contact:	John B. Morse, Jr.	For Immediate Release
	(202) 334-6662	August 5, 2005

THE WASHINGTON POST COMPANY REPORTS

SECOND QUARTER EARNINGS

WASHINGTON – The Washington Post Company (NYSE: WPO) today reported net income of $78.8 million ($8.16 per share) for its second quarter ended July 3, 2005, down from net income of $84.9 million ($8.82 per share) for the second quarter of last year.

Revenue for the second quarter of 2005 was $897.6 million, up 10% from $818.4 million in 2004. The increase is due mostly to significant revenue growth at the education division. Revenue at the Company’s magazine, cable and newspaper publishing divisions also increased for the second quarter of 2005, while revenues were down at the television broadcasting division.

Despite the revenue increases, operating income was down 6% for the second quarter of 2005 to $137.7 million, from $146.0 million in 2004. The Company’s earnings were adversely impacted by declines at the newspaper publishing, television broadcasting and cable divisions, and a reduced net pension credit, offset by slightly improved results at the education and magazine businesses.

For the first six months of 2005, net income totaled $145.3 million ($15.04 per share), compared with $144.3 million ($14.98 per share) for the same period of 2004. Results for the first half of 2005 include after-tax non-operating gains from the sales of non-operating land and marketable securities (after-tax impact of $5.4 million, or $0.56 per share).

Revenue for the first half of 2005 was $1,731.5 million, up 10% over revenue of $1,577.4 million for the first six months of 2004. Operating income declined 2% to $245.7 million, from $250.9 million in 2004, due to lower earnings at the Company’s newspaper publishing, magazine publishing, television broadcasting and cable television divisions, and a reduced net pension credit, offset by increased earnings at the Company’s education division.

- more -

The Company’s operating income for the second quarter and first six months of 2005 includes $9.2 million and $18.3 million of net pension credits, respectively, compared to $9.9 million and $20.0 million for the same periods of 2004. At January 2, 2005, the Company reduced its assumption on the discount rate from 6.25% to 5.75% and, during the first quarter of 2005, the Company changed to a more current Mortality Table. Overall, the pension credit for 2005 is expected to be down by approximately $5 million compared to 2004.

Divisional Results

Newspaper Publishing

Newspaper publishing division revenue totaled $236.3 million for the second quarter of 2005, an increase of 1% from $234.0 million in the second quarter of 2004; division revenue increased 4% to $469.4 million for the first six months of 2005, from $452.8 million for the first six months of 2004. Division operating income for the second quarter declined 28% to $27.0 million, from $37.7 million in the second quarter of 2004; operating income decreased 16% to $58.4 million for the first six months of 2005, compared to $69.7 million for the first six months of 2004. The second quarter and year-to-date declines in operating income reflect a 6% and 8% increase, respectively, in newsprint expense at The Post, as well as increased pension and payroll costs; in addition, operating results for 2005 include losses from the recent Slate acquisition. The declines were offset by improved results at the Company’s online publishing activities, primarily washingtonpost.com.

Print advertising revenue at The Washington Post newspaper in the second quarter declined 2% to $146.6 million, from $150.1 million in 2004, and was flat for the first six months of 2005 compared to the prior year, both at $292.2 million. The decline in print advertising revenues for the second quarter of 2005 is primarily due to a large decline in national and supplements advertising, offset by increases in zones, preprints and classified advertising. The flat print advertising revenue for the first six months of 2005 is due to increases in zones and classified advertising, offset by a large decline in national advertising. Classified recruitment advertising revenue rose 4% to $19.7 million in the second quarter of 2005, from $19.0 million in the second quarter of 2004, and was up 7% to $41.3 million in the first half of 2005, compared to $38.6 million in the first half of 2004.

For the first six months of 2005, Post daily and Sunday circulation declined 4.0% and 3.5%, respectively, compared to the same period of the prior year. For the six months ended July 3, 2005, average daily circulation at The Post totaled 692,200 and average Sunday circulation totaled 985,100.

Revenue generated by the Company’s online publishing activities, primarily washingtonpost.com, increased 21% to $18.7 million for the second quarter of 2005, from $15.4 million in the second quarter of 2004; online revenues increased 24% to $35.7 million for the first six months of 2005, from $28.8 million in the first six months of

- more -

2004. Local and national online advertising revenues grew 36% and 38% for the second quarter and first six months of 2005, respectively. Online classified advertising revenue on washingtonpost.com increased 16% in the second quarter of 2005 and 20% for the first six months of 2005.

Television Broadcasting

Revenue for the television broadcasting division declined 2% in the second quarter of 2005 to $88.4 million, from $90.2 million in 2004, due primarily to $4.5 million in political advertising in the second quarter of 2004. For the first six months of 2005, revenue increased 1% to $167.7 million, from $166.6 million in 2004, due to significant revenue growth at WJXT, offset by $7.2 million in political advertising in the first half of 2004.

Operating income for the second quarter and first six months of 2005 decreased 6% and 1%, respectively, to $41.1 million and $73.9 million, respectively, from $43.7 million and $75.0 million for the second quarter and first six months of 2004, respectively. The operating income declines are primarily related to the absence of significant political revenue in 2005, as discussed above.

Magazine Publishing

Revenue for the magazine publishing division totaled $97.9 million for the second quarter of 2005, an 8% increase from $91.0 million for the second quarter of 2004; division revenue totaled $167.8 million for the first six months of 2005, a 4% decrease from $175.6 million for the first six months of 2004. The revenue increase for the second quarter was primarily due to the timing of the primary trade show of PostNewsweek Tech Media, which was held in the second quarter of 2005 versus the first quarter of 2004. While advertising revenue comparisons at Newsweek improved in the second quarter of 2005 from the first quarter of 2005, advertising revenue at Newsweek was down 2% in the second quarter of 2005 due to fewer ad pages at the domestic edition, despite an additional domestic special issue in the second quarter of 2005. The decline in revenues for the first six months of 2005 reflects the weak domestic and international advertising revenue environment at Newsweek, particularly in the first quarter of 2005; overall, Newsweek advertising revenues are down 11% for the first six months of 2005.

Operating income totaled $20.0 million for the second quarter of 2005, a 13% increase from $17.6 million in the second quarter of 2004. The increase in operating income is primarily due to the timing of the primary trade show of PostNewsweek Tech Media in the second quarter of 2005 versus the first quarter of 2004, offset by a reduction in operating income at Newsweek due to lower advertising revenues and modest cost increases. Operating income totaled $14.8 million for the first six months of 2005, down 39% from $24.5 million for the first six months of 2004, due primarily to revenue reductions at Newsweek discussed above.

- more -

Cable Television

Cable division revenue of $129.1 million for the second quarter of 2005 represents a 2% increase over 2004 second quarter revenue of $126.4 million; for the first six months of 2005, revenue increased 3% to $255.5 million, from $247.4 million in 2004. The 2005 revenue increase is due to continued growth in the division’s cable modem revenues. The Company does not plan to implement an overall basic rate increase in 2005.

Cable division operating income for the second quarter of 2005 decreased 6% to $23.6 million, from $25.2 million for the second quarter of 2004; cable division operating income for the first six months of 2005 declined 2% to $47.0 million, from $47.8 million for the first six months of 2004. The decrease in operating income is due mostly to higher depreciation, programming and customer service costs, offset by the division’s revenue growth.

At June 30, 2005, the cable division had approximately 219,900 digital cable subscribers (compared to 220,400 at the end of June 2004 and 219,200 at the end of 2004), representing a 31% penetration of the subscriber base. At June 30, 2005, the cable division had 209,600 CableONE.net service subscribers, compared to 152,300 at the end of June 2004. Both digital and cable modem services are now offered in virtually all of the cable division’s markets. At June 30, 2005, the cable division had 702,800 basic subscribers, compared to 711,900 at the end of June 2004 and 709,100 at the end of December 2004. The decrease is due to continued competition from DBS providers.

At June 30, 2005, Revenue Generating Units (the sum of basic video, digital video and cable modem subscribers) totaled 1,132,300, compared to 1,084,600 as of June 30, 2004. The increase is due to growth in high-speed data customers.

Education

Education division revenue totaled $345.8 million for the second quarter of 2005, a 25% increase over revenue of $276.7 million for the same period of 2004. Excluding revenue from acquired businesses, primarily in the higher education division and the professional training schools that are part of supplemental education, education division revenue increased 19% for the second quarter of 2005. Kaplan reported operating income for the second quarter of 2005 of $34.1 million, an increase of 16% from $29.4 million in the second quarter of 2004. For the first six months of 2005, education division revenue totaled $671.2 million, a 25% increase over revenue of $535.0 million for the same period of 2004. Excluding revenue from acquired businesses, primarily in the higher education division and the professional training schools that are part of supplemental education, education division revenue increased 21% for the first six months of 2005. Kaplan reported operating income of $66.8 million for the first six months of 2005, an increase of 33% from $50.1 million for the first six months of 2004. A summary of operating results for the second quarter and the first six months of 2005 compared to 2004 is as follows:

- more -

(In thousands)	Second Quarter			YTD
	2005	2004	% Change	2005	2004	% Change
Revenue
Supplemental education	$172,580	$143,410	20	$329,044	$279,010	18
Higher education	173,200	133,286	30	342,119	255,957	34

	$345,780	$276,696	25	$671,163	$534,967	25

Operating income (loss)
Supplemental education	$29,535	$25,102	18	$53,900	$45,694	18
Higher education	18,710	23,343	(20)	46,998	43,515	8
Kaplan corporate overhead	(10,248)	(7,213)	(42)	(22,034)	(15,190)	(45)
Other*	(3,875)	(11,789)	67	(12,110)	(23,939)	49

	$34,122	$29,443	16	$66,754	$50,080	33

*	Other includes charges accrued for stock-based incentive compensation and amortization of certain intangibles.

Supplemental education includes Kaplan’s test preparation, professional training and Score! businesses. In April 2005, Kaplan Professional completed the acquisition of BISYS Education Services, a provider of licensing education and compliance solutions for financial services institutions and professionals. Excluding revenue from acquired businesses, supplemental education revenues grew by 13% and 14% for the second quarter and first six months of 2005, respectively. The improvement in supplemental education results for the first six months of 2005 is to due to growth at Kaplan’s test preparation business (particularly the K12 business), the professional real estate courses and The Financial Training Company accountancy programs, as well as the BISYS acquisition. Revenues at Score! were flat compared to the first half of 2004, and there was a drop in operating income.

Higher education includes all of Kaplan’s post-secondary education businesses, including fixed-facility colleges as well as online post-secondary and career programs. Excluding revenue from acquired businesses, higher education revenues grew by 25% and 29% in the second quarter and first six months of 2005, respectively. Higher education enrollments have increased by 23% at June 30, 2005 compared to enrollments at June 30, 2004, with new enrollments in online programs outpacing those in the fixed-facility colleges. However, the rate of enrollment growth has slowed for both programs. Quarterly revenue and operating income comparisons for the online business are not as meaningful as the year-to-date comparisons due to the number and timing of course offerings; in 2005, more courses were offered in the first quarter and fewer in the second quarter as compared to 2004. Increased operating costs associated with expansion activities at both online and the fixed-facility operations, including new campus openings, expanded program offerings, and higher facility and advertising expenses, also contributed significantly to the second quarter decline in operating income. In May 2005, Kaplan acquired Singapore-based Asia Pacific Management Institute (APMI), a private education provider for undergraduate and postgraduate students in Asia.

Corporate overhead represents unallocated expenses of Kaplan, Inc.’s corporate office, which rose in the first six months of 2005 primarily due to increased compensation costs associated with various incentive plans, including one that replaced the Kaplan stock option plan for certain employees.

- more -

Other expense comprises charges for stock-based incentive compensation arising from a stock option plan established for certain members of Kaplan’s management and amortization of certain intangibles. Under the stock-based incentive plan, the amount of compensation expense varies directly with the estimated fair value of Kaplan’s common stock and the number of options outstanding. For the second quarter of 2005 and 2004, the Company recorded expense of $3.0 million and $8.0 million, respectively, and $10.0 million and $17.8 million for the first six months of 2005 and 2004, respectively, related to this plan.

Equity in Earnings (Losses) of Affiliates

The Company’s equity in earnings of affiliates for the second quarter of 2005 was $0.3 million, compared to losses of $0.4 million for the second quarter of 2004. For the first six months of 2005, the Company’s equity in losses of affiliates totaled $0.2 million, compared to losses of $2.1 million for the same period of 2004. The Company’s affiliate investments consist of a 49% interest in BrassRing LLC and a 49% interest in Bowater Mersey Paper Company Limited. The reduction in affiliate losses for 2005 is primarily attributable to improved operating results at Bowater.

Other Non-Operating Income (Expense)

The Company recorded other non-operating expense, net, of $3.6 million for the second quarter of 2005, compared to $0.1 million of other non-operating expense, net, in the second quarter of 2004. The second quarter 2005 non-operating expense, net, includes $2.8 million in foreign currency losses.

The Company recorded other non-operating income, net, of $3.5 million for the first six months of 2005, compared to other non-operating income, net, of $0.7 million for the same period of the prior year. The 2005 non-operating income is comprised of pre-tax gains of $8.7 million related to the sales of non-operating land and marketable securities, offset by foreign currency losses of $4.6 million and other non-operating items.

Net Interest Expense

The Company incurred net interest expense of $5.9 million and $11.8 million for the second quarter and first six months of 2005, respectively, compared to $6.4 million and $12.9 million for the same periods of 2004. At July 3, 2005, the Company had $446.0 million in borrowings outstanding at an average interest rate of 5.4%.

- more -

Provision for Income Taxes

The effective tax rate for the second quarter and first six months of 2005 was 38.7%, compared to 39.0% for both periods of 2004.

Earnings Per Share

The calculation of diluted earnings per share for the second quarter and first six months of 2005 was based on 9,618,000 and 9,617,000 weighted average shares outstanding, respectively, compared to 9,596,000 and 9,588,000, respectively, for the second quarter and first six months of 2004. The Company made no significant repurchases of its stock during the first half of 2005.

Forward-Looking Statements

This report contains certain forward-looking statements that are based largely on the Company’s current expectations. Forward-looking statements are subject to certain risks and uncertainties that could cause actual results and achievements to differ materially from those expressed in the forward-looking statements. For more information about these forward-looking statements and related risks, please refer to the section titled “Forward-Looking Statements” in Part I of the Company’s Annual Report on Form 10-K.

- more -

THE WASHINGTON POST COMPANY

CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

(In thousands, except share and per share amounts)

	Second Quarter		% Change
	2005	2004
Operating revenues	$897,577	$818,391	10
Operating expenses	(710,512)	(623,741)	14
Depreciation	(47,905)	(44,769)	7
Amortization	(1,465)	(3,881)	(62)

Operating income	137,695	146,000	(6)
Equity in earnings (losses) of affiliates, net	342	(353)	—
Interest income	576	458	26
Interest expense	(6,436)	(6,830)	(6)
Other expense, net	(3,622)	(71)	—

Income before income taxes	128,555	139,204	(8)
Provision for income taxes	(49,800)	(54,300)	(8)

Net income	78,755	84,904	(7)
Redeemable preferred stock dividends	(245)	(245)	0

Net income available for common stock	$78,510	$84,659	(7)

Basic earnings per share	$8.18	$8.85	(8)

Diluted earnings per share	$8.16	$8.82	(7)

Basic average shares outstanding	9,594,000	9,563,000
Diluted average shares outstanding	9,618,000	9,596,000

- more -

THE WASHINGTON POST COMPANY

CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

(In thousands, except share and per share amounts)

	Year-to-Date		% Change
	2005	2004
Operating revenues	$1,731,507	$1,577,360	10
Operating expenses	(1,389,277)	(1,231,554)	13
Depreciation	(93,473)	(88,628)	5
Amortization	(3,073)	(6,261)	(51)

Operating income	245,684	250,917	(2)
Equity in losses of affiliates, net	(183)	(2,069)	(91)
Interest income	1,150	802	43
Interest expense	(12,955)	(13,691)	(5)
Other income, net	3,450	671	414

Income before income taxes	237,146	236,630	0
Provision for income taxes	(91,800)	(92,300)	(1)

Net income	145,346	144,330	1
Redeemable preferred stock dividends	(736)	(747)	(1)

Net income available for common stock	$144,610	$143,583	1

Basic earnings per share	$15.08	$15.02	0

Diluted earnings per share	$15.04	$14.98	0

Basic average shares outstanding	9,591,000	9,557,000
Diluted average shares outstanding	9,617,000	9,588,000

- more -

THE WASHINGTON POST COMPANY

BUSINESS SEGMENT INFORMATION

(Unaudited)

(In thousands)

	Second Quarter		% Change	Year-to-Date		% Change
	2005	2004		2005	2004
Operating Revenues:
Newspaper publishing	$236,336	$233,979	1	$469,364	$452,804	4
Television broadcasting	88,396	90,243	(2)	167,688	166,560	1
Magazine publishing	97,949	91,047	8	167,800	175,589	(4)
Cable television	129,116	126,426	2	255,492	247,440	3
Education	345,780	276,696	25	671,163	534,967	25

	$897,577	$818,391	10	$1,731,507	$1,577,360	10

Operating Expenses:
Newspaper publishing	$209,336	$196,301	7	$410,969	$383,137	7
Television broadcasting	47,303	46,537	2	93,826	91,579	2
Magazine publishing	77,949	73,414	6	152,969	151,135	1
Cable television	105,523	101,229	4	208,497	199,601	4
Education	311,658	247,253	26	604,409	484,887	25
Corporate office	8,113	7,657	6	15,153	16,104	(6)

	$759,882	$672,391	13	$1,485,823	$1,326,443	12

Operating Income:
Newspaper publishing	$27,000	$37,678	(28)	$58,395	$69,667	(16)
Television broadcasting	41,093	43,706	(6)	73,862	74,981	(1)
Magazine publishing	20,000	17,633	13	14,831	24,454	(39)
Cable television	23,593	25,197	(6)	46,995	47,839	(2)
Education	34,122	29,443	16	66,754	50,080	33
Corporate office	(8,113)	(7,657)	(6)	(15,153)	(16,104)	6

	$137,695	$146,000	(6)	$245,684	$250,917	(2)

Depreciation:
Newspaper publishing	$9,343	$9,358	0	$18,132	$19,021	(5)
Television broadcasting	2,537	2,808	(10)	4,999	5,551	(10)
Magazine publishing	713	818	(13)	1,447	1,678	(14)
Cable television	25,232	24,923	1	50,424	49,177	3
Education	9,398	6,862	37	17,789	13,201	35
Corporate office	682	—	—	682	—	—

	$47,905	$44,769	7	$93,473	$88,628	5

Amortization:
Newspaper publishing	$416	$4	—	$535	$8	—
Television broadcasting	—	—	—	—	—	—
Magazine publishing	—	—	—	—	—	—
Cable television	205	35	486	409	73	460
Education	844	3,842	(78)	2,129	6,180	(66)

	$1,465	$3,881	(62)	$3,073	$6,261	(51)

###